Exhibit 99.1

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Declares Dividend and
Announces Results of 2011 Annual Meeting

SYRACUSE, N.Y. — May 27, 2011 — Community Bank System, Inc. (NYSE: CBU) announced that its Board of Directors declared a $0.24 per share dividend payable on July 11, 2011, to shareholders of record as of June 15, 2011. The $0.24 cash dividend represents an annualized yield of 3.9% based on the closing share price of $24.47 on May 26, 2011.

The Company also announced that seven directors standing for election at its Annual Shareholders Meeting on May 25, 2011 were elected including Brian R. Ace, Paul M. Cantwell, Jr., James W. Gibson, Jr., John Parente, John F. Whipple, Jr., Alfred S. Whittet , and Brian R. Wright.  At the Annual Meeting, the shareholders also approved an amendment to the Company’s Long Term Incentive Compensation Plan to increase the number of shares reserved for issuance by 900,000 shares and ratified the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants.  The shareholders approved, on an advisory basis, the Company’s executive compensation programs and recommended that future advisory votes occur every year.

About Community Bank System
Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.3 billion in assets and approximately 170 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in four northern New York communities; Community Investment Services, an advisor- broker delivering financial products throughout the Company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.